Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Twin Disc, Incorporated of our report dated August 27, 2018, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Twin Disc, Incorporated, appearing in the Annual Report on Form 10-K of Twin Disc, Incorporated for the year ended June 30, 2018.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Milwaukee, Wisconsin

August 31, 2018